EXHIBIT 10.9

May 13, 2008

Marty Neese
715 Fremont Street
Menlo Park, CA  94025

Employment with SunPower Corporation

Dear Marty:

SunPower Corporation is embarking on a once in a lifetime, winner take all expansion in the solar power industry. We have the unique opportunity to grow a great business, and, at the same time, to help solve one of mankind’s biggest challenges—environmentally friendly energy sources.

We are pleased to offer you the position of Chief Operating Officer.  This position reports to Tom Werner, CEO.  Your specific responsibilities shall include, but not be limited to those that are outlined in the attached job description.

Should you accept our offer, SunPower will compensate you $15,385.00 bi-weekly ($400,000.00 when computed annually) for your services in accordance with its normal payroll practices.

Following the start of your employment, you will also receive 50,000 Restricted Stock Units, and a non-qualified stock options to purchase 100,000 shares of SunPower Class A common stock at a price to be determined at the next Board of Directors meeting following the start of your employment.  The Restricted Stock Units will vest in equal annual installments over a three-year period and the stock options will vest in equal annual installments over a four-year period.   The first vesting of both the Restricted Stock Units and the stock options will occur on the one-year anniversary following the date of each grant.

You will also be a participant in the SunPower Key Employee Bonus Program (KEBP) at a target incentive of 60% of base salary.  Your actual incentive will be based on both company and individual performance.

In the event that your employment is involuntarily terminated without Cause by the Company before the first vesting date of your Restricted Stock Units and stock options, the Company shall pay you a sum of $1,500,000.00 within 30 days following such involuntarily termination without cause.  The definition of “Cause” for purposes of this paragraph shall be defined by the Compensation Committee of the Board of Directors.

The Company will provide you with a “Change of Control” employment agreement with a double trigger provision. Additionally, for fiscal year 2008 there will be no pro-rata reduction in your participation level for the Evergreen stock award program and annual merit review process.

As an employee of SunPower, you will be eligible for group insurance benefits in accordance with the terms and limitations applicable to such coverage.  SunPower also provides Personal Time Off (PTO) to its employees.  If you elect to join us, you will begin to accrue PTO at a rate of 3 weeks per year upon commencement of employment.

 Except for the CEO of SunPower, no manager, supervisor or other representative of the Company has authority to agree on behalf of SunPower to employ any employee for any specific period of time or to employ any employee on other than an at-will basis.  Any agreement to employ an employee for a specific time or on other than at-will basis is effective only if signed by the CEO of SunPower.

To attain a leadership position in the photovoltaic industry, SunPower embraces new challenges and opportunities from time to time as the company develops and grows.  The Company expects the same commitment and resultant flexibility from its employees.  Although the Company does not have any immediate plans to modify your defined job responsibilities or alter your specific job assignment, the Company retains the right to make such modifications in the future to satisfy ongoing developing business needs.  Nothing in this letter limits the Company’s ability to modify your job duties or change your assignment.

As an employee of SunPower, you may work with and/or develop information, which is considered confidential by the Company.  As a result, SunPower requires all employees to agree not to use or disclose any such confidential information for the benefit of anyone other than SunPower.  Should you accept our offer of employment, SunPower will require you to sign an agreement describing your obligations with respect to confidentiality in greater detail.

This offer is contingent upon your ability to present documents establishing your right to work in the United States as required by the 1986 Federal Immigration Reform and Control Act. Please be prepared to present documents demonstrating your right to work upon your first date of employment.

This offer shall be good through close of business on May 20, 2008.  On your official start date, you will be entitled to participate in our benefits programs.  We will provide you with full information regarding the applicable health insurance offered as well as other pertinent information regarding the benefit package that is offered to SunPower employees.

We are excited about the prospect of working with you and hope that you will decide to join us.  In order to memorialize your acceptance of this offer, please sign and date one copy of this offer letter confirming your start date as June 15, 2008.  You are also welcome to fax these documents to me at 408-240-5404.  If you have any questions about our offer or employment at SunPower, I encourage you to call me at 408-240-5570 or Doug Richards, Vice President, Human Resources at 650-799-4500.

Sincerely,

/s/ Tom Werner

Tom Werner
CEO

I accept the offer of employment set forth above:

5/15/08	/s/ M. Neese	June 15, 2008
Date	Signature	Start Date
or T.B.D.